Exhibit 10.2
[ENCORE CAPITAL GROUP, INC. LETTERHEAD]

June 15, 2017

Dear Paul,

Congratulations on your promotion to President, International and Chairman of the Board of Cabot Credit Management. I am excited about the future and look forward to working with you in your new role.

Your compensation will be adjusted effective June 15, 2017 to reflect your new role. Your new base salary will be $600,000.

Your Key Contributor Plan (“KCP”) target bonus percentage will remain 100% of your base salary and will be applied to your increased salary beginning June 15, 2017. Your total KCP cash bonus target will therefore be prorated for 2017 based on a base salary of $566,500 for the period from January 1, 2017 through June 14, 2017 and a base salary of $600,000 for June 15, 2017 through December 31, 2017. This calculates to a KCP cash bonus target of approximately $584,500 for 2017.

I look forward to many more years of success and growth for both you and Encore.

Sincere regards,

/s/ Willem Mesdag

Willem Mesdag
Chairman of the Board